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2000 ANNUAL MEETING OF STOCKHOLDERS
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On June 29, 2000, the Fund held an annual meeting to:

1.   Elect three trustees,

2. Ratify the appointment of KPMG LLP as the Fund's independent accountants for 2000, and

3. Consider whether to convert the Fund from a closed-end investment company into an open-end investment company. The Fund's Declaration of Trust required a shareholder vote on this question, because the Fund's shares had traded at an average discount of more than 10% to its net asset value over a 12-week-period beginning after the most recent such vote.

Proxies representing 19,096,939, or 58.40% of the 32,698,976 eligible shares outstanding, were voted. The results are show below. The trustees of the Fund recommended that stockholders vote against the conversion proposal. The affirmative votes of a majority of the shares outstanding was required in order to pass the proposal. Of the 32,698,976 shares outstanding, less than 9% were voted for conversion. Management of the Fund expressed its appreciation for the support of stockholders on this matter.

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                                             For               Withheld
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Nominees to the Board of Trustees

Edward P. Collins                            18,974,912          122,027

Pedro-Pablo Kuczynski                        18,967,012          122,927

Gregory Kuo-Hua Wang                         14,086,382        5,030,557

Messrs. Theodore S.S. Cheng, Daniel K.L. Chiang, David N. Laux, Alfred F. Miossi and Robert P. Parker, whose terms did not expire in 2000, are the remaining trustees.

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                                        For       Against        Abstain
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KPMG LLP as independent
accountants for 2000               19,024,381     7,890          64,668

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                                        For       Against        Abstain
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Conversion of the Fund from a
closed-end to and open-end
investment company                  2,727,187     6,454,579      2,491,987

Proxies covering 7,423,186 shares, or 38.87% of the shares represented at the meeting, were not voted on this issue.